Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

Registration Statement Under

The Securities Act Of 1933

(Form Type)

SOUTHWEST AIRLINES CO.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (3)	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee (3)

Equity	Common Stock, $1.00 par value per share	Other	15,000,000	$37.87	$568,050,000	$92.70 per $1,000,000	$52,658.24

Total Offering Amounts					$568,050,000		$52,658.24

Total Fee Offsets							—

Net Fee Due							$52,658.24

(1)

The Form S-8 registration statement to which this Exhibit 107.1 is attached registers an additional 15,000,000 shares of common stock, par value $1.00 per share, of Southwest Airlines Co. (the “Company”) for offer and sale pursuant to the Company’s Amended and Restated 1991 Employee Stock Purchase Plan (the “Plan”). The Plan is an amendment and restatement of the Southwest Airlines Co. 1991 Employee Stock Purchase Plan, with respect to which the Company has previously filed registration statements on Form S-8.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional shares of common stock, par value $1.00 per share, of Southwest Airlines Co. that may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended. The offering price and registration fee are based on a price of $37.87 per share, which price is the average of the high and low prices for the common stock, as reported on the New York Stock Exchange on July 28, 2022.